EXHIBIT 10.1

envision solar[SM]

TEAMING AGREEMENT

THIS TEAMING AGREEMENT (the "Agreement") is entered into this first day of January 2013 by and between Horizon Energy Group, a Tennessee limited liability corporation ("Horizon"), and Envision Solar International, a Nevada Corporation (the "Company"), with respect to the following facts. Horizon and the Company are also hereinafter referred to as the "Party" or "Parties".

R E C I T A L S

A. Horizon is engaged in the business of Renewable Energy Project Development, Microgrid Development and Microgrid Systems Integration.

B. The Company is engaged in the business of the design, manufacture and installation of high quality solar support structures such as the Solar Tree® structure, the Solar Socket™ the EV ARC™ and the Solar Billboard™ .

C. The Company and Horizon therefore have an area of mutual interest in the Renewable Energy and Microgrid industries.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties, the Parties hereby agree as follows:

1. <u>Cooperation – Area of Mutual Interest</u>

1.1 In consideration for the expenditure of time, resources and funds by Horizon and the Company, and subject to the terms and conditions of this agreement, the Parties hereby agree, for a period of two years after the date first above written (the "Term"), to work together on an exclusive basis on various projects within the Field Of Use only (the "Projects"). For purposes of this Agreement, "Field Of Use" shall mean entities and service providers in the United States that are engaged in the commercial real estate industry, educational facilities, sporting arenas, utilities, municipalities, individuals and retail environments as well as any other entities or providers to which the Parties mutually agree in writing. The Parties shall at all times use their best efforts in providing products and services for the Projects. Projects may be identified by either Party and provided to the other Party in writing. The written notice by the identifying Party to the other Party will be reasonably timely to give the other Party a reasonable opportunity, as determined in that Party's judgment and discretion, to decide whether or not the Project

should be considered a "Covered Project". In the event that both Parties agree that the Project qualifies as a Covered Project" then such project will be added to the list of Covered Projects attached to this agreement as Exhibit A. This Agreement may be terminated prior to the expiration of its two-year Term by the mutual written agreement of the Company and Horizon.

1.2 The Parties shall jointly create, on a monthly basis a list of those persons and/or entities that either Party has approached and which have demonstrated a "Bona Fide Interest" in the Party's products during such month and which the providing Party wishes to present as a Covered Project. For purposes of this Agreement, "Bona Fide Interest" means interest, which has resulted in active and ongoing negotiations with such potential customer regarding sales of both Parties' products. Horizon and the Company agree that at such time as a Project becomes a Covered Project under the terms of this agreement, both Parties shall work diligently and exclusively together towards the successful execution of the project.

1.3 If, at any time after a Project has been deemed a Covered Project, either Party determines, in that Party's sole judgment and discretion, that it no longer wishes to provide products and/or services for the execution of such Covered Project, then it will inform the other Party, in writing, of such determination and the Covered Project will be removed from Exhibit A. The determining Party agrees to use commercially reasonable efforts to assist the remaining Party in a smooth and efficient transition to an alternate solution for the Project.

1.4 If, at any time after a Project has been deemed a Covered Project, either party fails to use commercially reasonable efforts to diligently pursue the timely and efficient execution of the project such that their lack of execution starts to negatively impact the overall execution of the Covered Project the other Party shall have the right to require the failing Party to commence to execute in a timely and efficient manner. The failing Party shall commence to appropriately deliver their products or services within thirty (30) days or less if the non failing Party can demonstrate that a shorter period is vital to the continuation or profitability of the Covered Project. In any event, the failing Party shall have the burden of demonstrating that they are performing in a commercially reasonable manner towards the successful completion of the Covered Project. In the event that the failing Party is unable or unwilling to execute in an appropriate manner and is unable to demonstrate that they are taking commercially reasonable steps to successfully complete the project, the non failing Party shall have the right to remove the Covered Project from Exhibit A and to complete the project in whatever manner they deem fit.

2. Compensation

The Parties agree that each shall be responsible for gathering and recording the various direct costs, including subcontracted resources, associated with the products and services that they will furnish for the successful execution of a Covered Project. The Parties further agree that each Party shall have the right to, and be responsible for, applying gross profits to those costs at a level determined solely by the provider of such products and services furnished for the Covered Project. Neither Party shall have the obligation to disclose either their direct costs or the gross profits associated with those costs to the other but the Parties do agree to work in good faith with each other and to, where possible, adjust their costs and or profits in the event that it is supposed by the Parties to be necessary in order to secure the contract for the Covered Project. The contractual structure and, potentially, the invoicing for Covered Projects is expected by the Parties to take place in one of the following manners:

A. Party A contracts with the customer and invoices for the total amount of costs and gross profits from both Party A and Party B. Party B subcontracts to Party A and Party A pays Party B.

B. Party A and Party B contract separately with the customer and invoice separately.

The Party's agree to execute a separate definitive agreement for each Covered Project, ("Contract") describing the relationships of the Party's, their compensation and the terms and conditions, governing the execution of that specific Covered Project. The Contract shall supersede all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Contract which shall be specific to the Covered Project it covers.

3. Non-circumvention

The Parties agree that with respect to any Projects, Covered Projects or other referrals (collectively, "Referrals") made by one Party to the other Party during the Term, neither Party will, directly or indirectly during the Term and for a period of two years after the end of the Term, circumvent the other Party or refer such Referrals to competitors, or solicit or induce such Referrals to not do business with the referring Party or to do business with competitors, or to otherwise transact business with such Referrals unless such Referrals would not in any event use the services of the referring Party to conduct such business with the other Party (i.e. they do not desire the referring Parties products or services for a Covered Project), without the referring Party's express prior written consent.

4. CONFIDENTIALITY:

Horizon and Envision Solar are parties to a certain Mutual Non Disclosure Agreement dated August 1st, 2012 attached hereto as Exhibit "B" (the "Confidentiality Agreement"). The terms and provisions of such Confidentiality Agreement are hereby incorporated by reference as if fully set forth herein. Notwithstanding anything to the contrary contained in the Confidentiality Agreement, neither Party will publish, disclose to third parties, utilize for the non disclosing Party's own benefit, or otherwise make use of any of the disclosing Party's (or their customers) trade secrets or other confidential information concerning the disclosing Party or its customers, except to the extent necessary to carry out the Party's obligations to the successful execution of the Covered Project or with the prior written consent of the disclosing Party (and/or their customer, as applicable). For purposes of this Agreement, "Confidential Information" shall have the meaning prescribed in the Confidentiality Agreement and shall include, without limitation, any financial or accounting information regarding the business of the disclosing Party that has not been publicly reported or released, including information regarding revenues, anticipated revenues, expenses and costs, profit margins and cash flow, information regarding the disclosing Party's customers, business plans and strategies, forecasts and projections, pricing information, customer proposals and contracts, employee information and any other information developed, in the possession of or owned by the disclosing Party that the disclosing Party does not disclose publicly.

5. INTELLECTUAL PROPERTY AND WORK PRODUCT:

5.1 The Party's expressly agree that all data, electronic or paper documents, models, programs, methods, inventions, innovations, reports or other work product of any kind and all works based upon, derived from, or incorporating the foregoing which have been, or will be, prepared by either Party within the scope of delivering Products or Services for the Covered Project, including any contribution (whether individual or collaborative) to such materials created by the Party in the course of providing the Products or Services (collectively "Innovations") shall be the sole and exclusive property of the Party which

prepared the Product or Service. “Innovations” shall also include any work product incorporating, utilizing or based-upon any of the Party’s confidential information. Notwithstanding the foregoing and those confidentiality requirements set forth above, nothing in this clause shall affect either Party’s rights to any data, electronic or paper documents, models, programs, methods, inventions, innovations, reports or other work product, independently developed by that Party while not engaged in or for the delivery of the Products and Services, whether during, before or after the term of this agreement.

6. Equitable Relief

6.1 Damages Inadequate

Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants or provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

6.2 Equitable Relief

It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants or provisions of this Agreement which have been breached, in addition to any other rights or remedies which such party may have, shall be entitled to immediate injunctive or other equitable relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

7. Waivers

If any party shall at any time waive any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

8. Successors and Assigns

Each covenant and representation of this Agreement shall inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

9. Entire and Sole Agreement

Except as described in Section 2 of this Agreement, this Agreement constitutes the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified only by a written agreement signed by all parties.

10. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, and the venue for any action hereunder shall be in the appropriate forum in the County of San Diego, State of California.

11. Counterparts and Severability

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. In the event any provision of this Agreement is deemed invalid or unenforceable for any reason, such determination will not affect the enforceability or validity of any other provision of this Agreement.

12. Attorneys' Fees and Costs

In the event that either party must resort to legal action in order to enforce the provisions of this Agreement or to defend such action, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for all reasonable attorneys' fees and all other costs incurred in commencing or defending such action, or in enforcing this Agreement, including but not limited to post judgment costs.

13. Further Acts

The parties to this Agreement hereby agree to execute any other documents and take any further actions, which are reasonably necessary or appropriate in order to implement the transactions contemplated by this Agreement.

14. Time of Essence

Time is of the essence in the performance of the obligations under this Agreement.

15. Authorized Signatures

Each party to this Agreement hereby represents that the persons signing below are duly authorized to execute this Agreement on behalf of their respective party.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Horizon Energy Group	**COMPANY**
By: [signature]	By: [signature] January 16th, 2013
Steven W. Pullins, President	Desmond Wheatley, President and CEO
Horizon Energy Group LLC	Envision Solar International
2126 Southwood Drive	7675 Dagget Street, Suite 150
Maryville, TN 37803	San Diego, CA 92111
865-300-7395	866 746 0514
spullins@horizonenergygroup.com	accounting@envisionsolar.com

Exhibit A: Covered Projects

envision solar

1. [redacted] 35 MW of Solar Trees on seven [redacted] properties in Chatham County, NC.
2. [redacted] Solar Groves – various groves of multiple Solar Trees at [redacted] designated locations on the [redacted], some are integrated with energy storage as a microgrid.
3. [redacted] – Solar Grove in the parking lot to include integrated energy storage, billboards, and EV charging.
4. [redacted] Solar Tree – Russian Far East region Solar Tree pilot project

envision solar

Exhibit B:

MUTUAL CONFIDENTIALITY & NON-DISCLOSURE AGREEMENT

Effective as of August 1st, 2012 ("Effective Date"), this Mutual Confidentiality & Non-Disclosure Agreement ("Agreement"] is made and entered into by and between ENVISION SOLAR INTERNATIONAL, INC., 7675 Dagget St., Suite 150, San Diego, CA 92111 (hereinafter "ENVISION"), and, **Horizon Energy Group, a Tennessee limited liability corporation ("Horizon"),** individually known as a "Party" and collectively known as the "Parties".

WHEREAS, ENVISION and Company are the owners of Confidential Information (as defined below) pertaining to research, development, processes, products, materials, inventions, technology and/or business plans, which they each consider to be information of value; and,

WHEREAS, ENVISION and Company intend to disclose to each other certain of such Confidential Information as they deem necessary in order to evaluate a potential business collaboration(s) of mutual interest.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which the Parties hereby acknowledge, ENVISION and the Company agree as follows:

1. "Confidential Information: As used in this Agreement, "Confidential Information" means all information disclosed in writing by one party or the other under this Agreement that the disclosing party identifies as confidential at the time of its disclosure.".

2. Each Party, as recipient (the "Receiving Party") of Confidential Information from the other Party (the "Disclosing Party"), shall use such Confidential Information for the sole purpose of discussions between the Parties under and in accordance with this agreement.

3. Neither Party shall disclose to any third party any Confidential Information received from the Disclosing Party here under, except under the provisions of paragraph 5 of this Agreement.

4. The Receiving Party shall only disseminate Confidential Information to those employees with a special need to know such Confidential Information. The Receiving Party hereby warrants that such employees shall be informed of the proprietary nature of the Confidential Information received and shall be bound by this Agreement in the same manner that each Party is bound or by a similar agreement no less restrictive than this Agreement.

5. The Receiving Party's duties and obligations to protect Confidential Information disclosed under this Agreement shall survive the termination or expiration of this Agreement for a period of two (2) years; provided, however, that the Receiving Party shall have no obligations to the Disclosing Party with respect to the use, or disclosure to others not party to this Agreement, of such information which:

(a) prior to disclosure was known to or in the possession of the Receiving Party as evidenced by its competent written records;

(b) is or becomes publicly known during the term of this Agreement, other than through a breach of the Receiving Party's obligations hereunder or a disclosure by a direct or indirect transferee of the Receiving Party that is not authorized by the Disclosing Party under clause (f) of this paragraph 5;

INITIALS: Horizon SWP **COMPANY** [signature]

(c) is rightfully received from a third party, which such third party is free to disclose to others without breach of any obligation of non-disclosure;

(d) is developed by the Receiving Party independently of any disclosures made under this Agreement, as evidenced by its competent written records;

(e) is required by applicable law, regulation or bona fide legal process to be disclosed, provided, however, that the Party required to make the disclosure takes all reasonable steps to restrict and maintain the confidentiality of such disclosure; or

(f) is authorized to be released by way of an express written authorization by the Disclosing Party. Specific items of Confidential Information shall not fall within any of the foregoing exceptions merely because they are embraced by more general information falling within any exception. Further, any combination of Confidential Information shall not fall within any of the foregoing exceptions merely because specific items fall within any exception, but only if the combination itself and its principle of operation falls within any of the foregoing exceptions.

(g) The information may be disclosed by The Company in the course of any examination of The Company and its books and records, The Company's parent and The Company's parent's books and records, by any bank or security regulatory authority, by any taxing authority, or any federal or state regulatory agencies having jurisdiction as to The Company or its parent.

6. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. Any reproduction of any Confidential Information of the Disclosing Party's by the Receiving Party shall remain the property of the Disclosing Party unless otherwise authorized in writing by the Disclosing Party. Any and all reproductions of Envision Solar International's drawings and designs, for whatever purpose, shall bear the logo of Envision Solar on each reproduced sheet, or in the Title Block of each reproduced sheet, at the minimum size of 3 inch by 3 inch, including the Envision Solar logo and all Envision Solar contact information.

7. The Receiving Party agrees, upon request, to promptly return all tangible items relating to Confidential Information of the Disclosing Party, including but not limited to, all materials, written materials, drawings, data and records provided or otherwise made available by the Disclosing Party, and all copies thereof; provided, however, each Party may retain one copy for purposes of compliance with the obligations pursuant to this Agreement.

8. Nothing in this Agreement shall be construed as granting any license or right under any patent or other intellectual property rights, or representing any commitment by either Party to enter into any additional agreement, by implication or otherwise, or creating any partnership, joint venture or agency relationship.

9. The Receiving Party agrees that improvements to or further developments of the Disclosing Party's intellectual property, informed or enabled by that disclosure, or developed as a result of the disclosure in any way, is the property of the Disclosing Party and shall not be further developed, disclosed or commercialized without the Disclosing Party's written consent.

10. This Agreement shall constitute the entire understanding between the Parties with respect to the subject matter hereof and may be modified only in writing signed by both Parties. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

INITIALS: Horizon ___SWP___ **COMPANY** ___[signature]___

11. This Agreement, and rights and obligations hereunder, shall not be assigned or transferred, directly or indirectly, in whole or in part, by either Party, without the prior written consent of both Parties, which consent may be given or withheld in each Party's sole and absolute discretion.

12. Each Party acknowledges that its breach of this Agreement will cause irreparable damage to the other Party and hereby agrees that the other Party shall be entitled to injunctive relief under this Agreement for such breach or threatened breach as well as such further relief as may be granted by a court of competent jurisdiction.

13. The disclosure of Confidential Information under this Agreement may commence as of the Effective Date, but shall terminate two (2) years thereafter; provided, however, the termination of such disclosures under this Agreement shall not affect the rights and obligations of a Receiving Party hereunder with respect to the Confidential Information disclosed to such Receiving Party prior to such termination.

14. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth at the beginning of this Agreement or such other address as a Party may specify in writing to the other Party.

15. Each Party represents and warrants that it has the authority to undertake the obligations set forth in this Agreement without breaching or violating any contractual or statutory obligation owed to another.

16. This Agreement shall be construed in accordance with the laws of the State of California without regard to its conflict of laws principles.

To evidence their agreement to the foregoing, the Parties have, through duly authorized representatives, executed this Agreement.

ENVISION SOLAR	**Horizon Energy Group**
By: [signature]	By: [signature]
Desmond Wheatley	Name: Steve Pullins
Chief Executive Officer	Title: CEO